EXHIBIT 15.1

May 4, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Registration Statements on Form S-8 (No. 333-142199, No. 333-142202, No. 033-52387, No. 333-127223, No. 333-51418, No. 333-49392, No. 333-47194, No. 333-47665, No. 333-47667, No. 033-65932, No. 033-65930, and No. 033-28534).

Commissioners:

We are aware that our reports dated May 4, 2007 on our review of interim financial information of AllianceBernstein Holding L.P. (the “Company”) and AllianceBernstein L.P. for the periods ended March 31, 2007 and March 31, 2006 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2007 are incorporated by reference in its Registration Statements referred to above.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York